Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Commvault Announces Preliminary Fiscal Third Quarter Financial Results
Will Host Third Quarter Earnings Call on January 31, 2023

Tinton Falls, N.J. – January 10, 2023 – Commvault [NASDAQ: CVLT] today announced preliminary unaudited financial results for the fiscal third quarter ended December 31, 2022.

“As customers and prospects continue to grapple with an uncertain outlook, we experienced slower than expected buying patterns and close rate execution,” said Sanjay Mirchandani, President and CEO. “As a result, we saw a pullback in orders in December, particularly in our Americas software business. We are well equipped to navigate through economic uncertainty and adjust our cost structure to changes in demand. While this performance is below expectations, we are confident in our strategy and will continue to help customers keep their data secure, accessible, and actionable.”

Preliminary Fiscal Third Quarter Results (unaudited)
GAAP Results:
Revenues	$195.1 million
Income from Operations (EBIT)	$5.0 million
EBIT Margin	2.6%
Diluted Loss Per Share	$(0.01)

Non-GAAP Results:
Income from Operations (EBIT)	$38.5 million
EBIT Margin	19.7%
Diluted Earnings Per Share	$0.62

Total revenues for the third quarter of fiscal 2023 were $195.1 million, a decrease of 4% year over year. On a year over year constant currency basis, total revenue growth would have been 1%.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was approximately $641 million as of December 31, 2022, up 14% year over year. On a year over year constant currency basis, ARR growth would have been 18%, driven by continued strength in Metallic. Combined Subscription and Metallic ARR now represents approximately 70% of total ARR.

Software and products revenue was $89.6 million, a decrease of 9% year over year due to a weaker than forecasted enterprise market and execution on close rates. On a year over year constant currency basis, software and products revenue would have declined 5%. Americas software and products revenue declined 20%. Our International software and products revenues increased 6% year over year, which would have been 17% on a constant currency basis.

Services revenue in the quarter was $105.5 million, an increase of 2% year over year. The year over year increase in revenue was driven by Metallic. On a year over year constant currency basis, services revenue would have increased 7%.

On a GAAP basis, income from operations (EBIT) was $5.0 million for the third quarter compared to $12.4 million in the prior year. During the third quarter, we incurred $9.2 million of restructuring charges related to headcount reductions. Non-GAAP EBIT was $38.5 million in the quarter compared to $43.1 million in the prior year. The year over year decline in non-GAAP EBIT was primarily attributable to the decline in software and products revenue.

Operating cash flow increased 13% to $30.2 million for the third quarter of fiscal 2023 compared to $26.8 million of operating cash flow in the prior year quarter. The increase was driven by deferred revenue growth.

During the third quarter of fiscal 2023, Commvault repurchased $31.3 million of common stock. Total cash was $273.5 million as of December 31, 2022.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table I included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

The preliminary results for the fiscal third quarter ended December 31, 2022, are an estimate, based on information available to management as of the date of this release, and are subject to further changes upon completion of the company’s standard quarter closing procedures. This update does not present all necessary information for an understanding of Commvault’s financial condition as of the date of this release, or its results of operations for the fiscal third quarter. As we complete our quarter-end financial close process and finalize our financial statements for the quarter it is possible that we may identify items that require adjustments to the preliminary financial information set forth above, and those changes could be material. We do not intend to update such financial information prior to the release of final fiscal third quarter financial results, which is currently scheduled for January 31, 2023. Commvault will host a conference call on Tuesday, January 31, 2023, at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results and its outlook for the fiscal fourth quarter. The live webcast and call dial-in numbers can be accessed by registering under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

Use of Non-GAAP Financial Measures
Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). ARR is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements

(including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365. ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue, and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table I included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, restructuring costs, and the noncash amortization of intangible assets. These expenses are further discussed in Table I. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call on Tuesday, January 31, 2023 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results and outlook for the fiscal fourth quarter. The live webcast and call dial-in numbers can be accessed by registering under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.
About Commvault
Commvault is a global leader in data management. Our Intelligent Data Services help your organization do amazing things with your data by transforming how you protect, store, and use it. We provide a simple and unified Data Management Platform that spans all your data – regardless of where it lives (on-premises, hybrid, or multi-cloud) or how it's structured (legacy applications, databases, VMs, or containers). Commvault solutions are available through any combination of software subscriptions, integrated appliances, partner-managed, or Software as a Service (SaaS) via our Metallic portfolio. Visit www.Commvault.com or follow us @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see Item 1A. Risk Factors in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

Table I

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$5,018	$12,361	$21,780	$30,121
Noncash stock-based compensation (1)	23,626	28,533	78,761	76,421
FICA and payroll tax expense related to stock-based compensation (2)	327	812	1,662	2,270
Restructuring (3)	9,228	—	11,360	2,082
Amortization of intangible assets (4)	312	—	938	—
Hedvig deferred payments	—	1,406	—	4,217
Non-GAAP income from operations	$38,511	$43,112	$114,501	$115,111

GAAP net income (loss)	$(310)	$10,008	$7,719	$25,636
Noncash stock-based compensation (1)	23,626	28,533	78,761	76,421
FICA and payroll tax expense related to stock-based compensation (2)	327	812	1,662	2,270
Restructuring (3)	9,228	—	11,360	2,082
Amortization of intangible assets (4)	312	—	938	—
Hedvig deferred payments	—	1,406	—	4,217
Gain on sale of equity method investment	—	(1,000)	—	(1,000)
Non-GAAP provision for income taxes adjustment (5)	(4,791)	(8,532)	(16,497)	(25,531)
Non-GAAP net income	$28,392	$31,227	$83,943	$84,095

Diluted weighted average shares outstanding	45,681	46,719	45,810	47,552
Non-GAAP diluted earnings per share	$0.62	$0.67	$1.83	$1.77

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended December 31,		Nine Months Ended December 31,
	2022	2021	2022	2021
Cost of services revenue	$1,383	$1,140	$3,852	$3,367
Sales and marketing	10,479	10,073	32,037	27,355
Research and development	5,988	9,127	23,022	24,722
General and administrative	5,776	8,193	19,850	20,977
Stock-based compensation expense	$23,626	$28,533	$78,761	$76,421

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

(3)These restructuring charges relate primarily to severance and related costs associated with headcount reductions and stock-based compensation related to modifications of existing unvested awards granted to certain employees impacted by the restructuring plan.

(4)Represents noncash amortization of intangible assets.

(5)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.